Registration No. 333-________

As filed with the United States Securities and Exchange Commission on May 12, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CUMMINS INC.

(Exact name of registrant as specified in its charter)

Indiana	35-0257090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Jackson Street Box 3005
Columbus, Indiana 47202-3005
(Address, including zip code, of registrant’s principal executive offices)

Cummins Inc. 2026 Omnibus Incentive Plan

(Full title of the plan)

Mark A. Smith
Vice President— Chief Financial Officer
500 Jackson Street
P.O. Box 3005
Columbus, Indiana 47202-3005
(812) 377-5000
(Name, address and telephone number, including area code, of agent for service)

COPY TO:
Nicole Y. Lamb-Hale
Vice President—Chief Administrative Officer and Corporate Secretary
500 Jackson Street
P.O. Box 3005
Columbus, Indiana 47202-3005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Cummins Inc. 2026 Omnibus Incentive Plan as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Cummins Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 10, 2026.

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 5, 2026.

3.	The description of the Registrant’s common stock, par value $2.50 per share, contained in Item 1 of our Registration Statement on Form 8-A dated January 8, 1987 and the amendments thereto on Form 8-K dated July 13, 1990 and on Form 8-A dated December 22, 1988, August 24, 1989, November 7, 1990, November 1, 1993, January 12, 1994 and July 15, 1996, respectively, as modified or supplemented by the Description of Capital Stock filed as Exhibit 4(d) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 and any other amendments or reports filed for the purpose of updating such description.

4.	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is an Indiana corporation. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also have either had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this paragraph.

The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding (provided the director delivers a written affirmation of such director’s good faith along with a written undertaking, among other conditions) and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL. In addition, the IBCL permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

The indemnification provisions in the Registrant’s governing documents may be sufficiently broad to permit indemnification of directors and officers for liabilities arising under the Securities Act.

Reference is made to Article VI of the Registrant’s By-Laws, as amended and restated, effective as of February 12, 2019 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Cummins Inc. with the Commission on February 13, 2019 (File No. 001-04949)), which provides for mandatory indemnification of the Registrant’s officers and directors to the fullest extent permitted by Sections 1 through 13 of IBCL Chapter 37. Article VI also provides for discretionary indemnification of the Registrant’s officers and directors in accordance with IBCL Chapter 37.

The above is a general summary of certain provisions of the Registrant’s By-Laws and of the IBCL and is subject in all respects to the specific and detailed provisions of the Registrant’s By-Laws and the IBCL.

Under Indiana law, corporations also have the power to purchase and maintain insurance for directors and officers. The Registrant maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits, as required by Item 601 of Regulation S-K, are attached or incorporated by reference, as indicated below.

Exhibit Number	Exhibit Description

(4.1)	Restated Articles of Incorporation, as amended and restated, effective as of May 8, 2018 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Cummins Inc. with the Securities and Exchange Commission on May 9, 2018 (File No. 001-04949)).

(4.2)	By-Laws, as amended and restated, effective as of February 12, 2019 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Cummins Inc. with the Securities and Exchange Commission on February 13, 2019 (File No. 001-04949)).

(4.3)	Cummins Inc. 2026 Omnibus Incentive Plan (incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A filed by Cummins Inc. with the Securities and Exchange Commission on April 2, 2026 (File No. 001-04949)).

(5)*	Opinion of Foley & Lardner LLP.

(23.1)*	Consent of PricewaterhouseCoopers LLP.

(23.2)*	Consent of Foley & Lardner LLP (contained in Exhibit (5)).

(24)	Powers of Attorney of Directors of Cummins Inc. (included on the signature page to this Registration Statement).

(107)*	Filing Fee Table.

*Filed herewith

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on May 12, 2026.

CUMMINS INC.

By:	/s/ Luther E. Peters
Luther E. Peters
Vice President — Corporate Controller (Principal Accounting Officer)

Each person whose individual signature appears below hereby authorizes and appoints Nicole Y. Lamb-Hale, Luther E. Peters and Mark A. Smith, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead to execute in the name and on behalf of each person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 12, 2026.

Signature	Title

/s/ Jennifer W. Rumsey	Chair and Chief Executive Officer
Jennifer W. Rumsey	(Principal Executive Officer)

/s/ Mark A. Smith	Vice President and Chief Financial Officer
Mark A. Smith	(Principal Financial Officer)

/s/ Luther E. Peters	Vice President — Corporate Controller
Luther E. Peters	(Principal Accounting Officer)

/s/ Gary L. Belske	Director
Gary L. Belske

/s/ Bruno V. Di Leo Allen	Director
Bruno V. Di Leo Allen

S-1

Signature	Title

/s/ Daniel W. Fisher	Director
Daniel W. Fisher

/s/ Carla A. Harris	Director
Carla A. Harris

/s/ Thomas J. Lynch	Director
Thomas J. Lynch

/s/ William I. Miller	Director
William I. Miller

/s/ Kimberly A. Nelson	Director
Kimberly A. Nelson

/s/ Karen H. Quintos	Director
Karen H. Quintos

/s/ John H. Stone	Director
John H. Stone

/s/ Matthew Tsien	Director
Matthew Tsien

S-2